NEWS



                                      Company Contact:   Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400

            JACLYN, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER
            --------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, November 12, 2004...................................JACLYN,
INC. (AMEX:JLN) today reported financial results for the first quarter ended September 30, 2004.

Net Sales for the three-month period ended September 30, 2004 were $35,805,000 compared to $29,896,000 for last year's first fiscal quarter. The Company reported net earnings of $865,000, or $.32 per diluted share for the first quarter ended September 30, 2004. This compares to net earnings of $358,000, or $.13 per diluted share for the quarter ended September 30, 2003.

Allan Ginsburg, Chairman of the Board, reported "This year's first fiscal quarter reflects higher sales and earnings results compared to the same period last year, primarily due to the timing of shipments and new programs for certain of our customers in the Company's children's apparel and premium incentive businesses." Mr. Ginsburg also stated, "While we look forward to a positive performance for the second fiscal quarter, we anticipate that the second half of fiscal 2005 may reflect somewhat more than the usual seasonal slowing than we have recently experienced."

Note: This press release contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") may have on our business relative to production in the Far East and other countries in which we operate.


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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Website: jaclyninc.com
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                          JACLYN, INC. AND SUBSIDIARIES


            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)





                                                    First Quarter
                                                 Ended September 30,
                                             ---------------------------

                                                 2004           2003
                                             ------------   ------------

Net Sales                                    $ 35,805,000   $ 29,896,000

Earnings before income taxes                 $  1,496,000   $    663,000

Net Earnings                                 $    865,000   $    358,000

Net Earnings per
    Common Share - Basic                     $        .34   $        .14

Net Earnings  per
    Common Share- Diluted                    $        .32   $        .13

Weighted Average Number of
    Shares Outstanding - Diluted                2,674,000      2,708,000